Exhibit 10.1

November 25, 2022

By Electronic Delivery

Kanika Soni

RE:	Confidential Separation Agreement and General Release

Dear Kanika:

This Confidential Separation Agreement and General Release (the “Agreement”) sets forth the understanding between you and Tripadvisor LLC (hereinafter the “Company”), relating to the termination of your employment with the Company.

The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship, to release the Company from any claims, and to permit you to receive severance pay and related benefits. Your right to receive the benefits described below is subject to your timely and effective signature and delivery of this Agreement and a supplemental release agreement (“Supplemental Release Agreement”). Although the date of your termination will be April 1, 2023 (the “Termination Date”), you have at least twenty-one (21) calendar days from your receipt of this Agreement to consider whether to sign it. Once you have signed the Agreement, you will have a period of seven (7) days to revoke the Agreement, and it will not become effective until this revocation period has expired, without revocation. If you have not delivered a signed copy of this Agreement, either electronically via DocuSign or hard copy to Heather Meterparel, TripAdvisor LLC, 400 1st Avenue, Needham MA, 02494 by December 16, 2022, your eligibility to receive the benefits described in Section 2 below will terminate, because the offers in this Agreement will expire.

Your right to receive the severance pay and benefits detailed below is conditioned upon your execution (and non-revocation) of both the Agreement and the Supplemental Release Agreement. A copy of the Supplemental Release Agreement is attached as Exhibit A and will be provided to you prior to your Termination Date; however, you may not sign the Supplemental Release Agreement any earlier than your Termination Date.

1.	Employment Status, Final Payments and Termination of Benefits.

(a)

You hereby resign from all positions as an officer or director held with Tripadvisor, Inc. and all of its affiliates and subsidiaries, effective as of January 15, 2023, and agree to sign and return such documents confirming the resignations as the Company or any of its subsidiaries may reasonably request.

(b)	Between January 15, 2023 and the Termination Date, you will be employed in the role of Advisor to the Chief Executive Officer.

(c)

Your employment with the Company will end on the Termination Date. Your current salary and benefits will cease as of the Termination Date, and any entitlement you have or might have under any Company-provided benefit program will also end except as required by federal or state law or as otherwise described below

(d)	You will be paid for all wages earned but unpaid through the Termination Date.

(e)	You will be paid for all vacation time accrued and unused through the Termination Date.

(f)

You will be reimbursed for any business expenses incurred and approved through the Termination Date consistent with Company policy, subject to the timely submission of properly documented business expense reports.

(g)

Your rights under the federal law known as COBRA shall attach beginning the first day of the month following your Termination Date and will entitle you to participate in in the Company’s group health plans or similar plans if those plans cease to exist, to the same extent you are participating in such plans as of your Termination Date, for a period of up to eighteen (18) months from your Termination Date (this period of time may be extended if you are deemed eligible under the COBRA statute and meet the statutory requirements). To elect coverage, you must complete the COBRA enrollment documents within 60 days of the date the COBRA notice is provided or the date your group health plan coverage terminates, whichever is later, and such timely elected coverage will be retroactive to the first day of the month following your Termination Date.

(h)

After the Termination Date, you will not be entitled to participate further in any Company benefits plans, except as noted above in clause (g). For example, you will no longer accrue vacation benefits, and you will no longer be eligible to participate in the Company’s 401(k) plan, life insurance, or disability plans.

(i)

You will receive a 2022 corporate bonus payout based on actual performance. The bonus will be calculated in the same manner as 2022 earned corporate bonuses are calculated for Tripadvisor employees generally. The bonus payment, less required withholding taxes or other similar governmental payments or charges, will be made at the same time that the 2022 earned corporate bonuses are paid to Tripadvisor employees generally.

(j)

All existing equity grants, including performance-based restricted stock units, restricted stock units, and stock options, will continue to vest pursuant to their vesting schedules through the Termination Date in accordance with the equity agreements and the Tripadvisor, Inc. 2018 Stock and Annual Incentive Plan.

2. Separation Pay and Other Benefits. After the Company’s timely receipt of the Agreement and the Supplemental Release Agreement signed by you and the expiration of the 7-day revocation periods without timely and effective revocation by you, and after your return of all Company property as set forth in Section 3 below (the first day after all such conditions have been met will be the “Effective Date”), the Company shall provide you with the payments and benefits described below. For the avoidance of doubt, the Company’s timely receipt of an executed and unrevoked copy of this Agreement and the Supplemental Release Agreement is an express condition to your eligibility to receive the payments and benefits described in this Section 2 below. Moreover, your right to receive the payments and benefits is subject to your continuing to satisfy through the Termination Date the eligibility requirements set forth in Sections 2.1, 2.2 and 3.3 of the Tripadvisor, Inc. Executive Severance Plan and Summary Plan Description (the “Plan”). You agree that the separation pay and benefits are above and beyond any payments otherwise owed to you under the terms of your employment with the Company and are not required by law.

(a)

Consistent with Section 3.1 of the Plan, but subject to the offset conditions set forth in Section 10 of the Plan, the Company shall pay you twelve (12) months of your regular base salary, less applicable withholding taxes or other similar governmental payments or charges, as required, on the Company’s regular pay schedule, for the period of April 2, 2023 through April 1, 2024.

(b)

Consistent with Section 3.1 of the Plan, if you are eligible under the federal law known as COBRA and the Company’s group health plans to elect continued group health plan coverage (“Eligible”), and you timely elect such coverage, then for a period of twelve (12) months, provided you remain Eligible (the “Eligibility Period”), you will be entitled to participate in those plans or a similar plan if those plans cease to exist, to the same extent you were participating as of the Termination Date and you will only be required to pay the premium contribution required from active employees of the Company under the applicable group health plan. The Company will be responsible for the balance of the premium during the Eligibility Period, provided you pay your portion of the premium in a timely manner and provided further that no such premium payments will be made by the Company following your death or the effective date of your coverage by a group health plan of a subsequent employer. At the end of the Eligibility Period (or your earlier death or coverage by a group plan of a subsequent employer), the Company will no longer be obligated to pay premiums as described, and group health plan coverage will be continued only to the extent required by COBRA and the Company’s group health plans and only to the extent you timely pay the full premium amount required for continuation of group health or dental plan coverage.

(c)

Your equity awards, as set forth in Exhibit B, that are based on, or in the form of, Tripadvisor, Inc. equity (e.g. restricted stock, restricted stock units, stock options or similar instruments) (“Equity Awards”), that are time-based and that are outstanding and unvested as of the Termination Date, but that would have vested from April 2, 2023 through April 1, 2024 had your employment continued through this period, shall accelerate and vest as of the Termination Date. The restricted stock units will settle in accordance with the terms of the Tripadvisor, Inc. Restricted Stock Unit Agreement.

(d)

Nonqualified stock options that have vested as of the Termination Date, including those with accelerated vesting as set forth in Section 2(c), shall remain exercisable through the date that is the earlier of (1) the date that is eighteen (18) months following the Termination Date or (2) the expiration date of the relevant stock option.

You specifically acknowledge and agree that the Company has made no representations regarding the tax consequences of any amounts and benefits you receive pursuant to this Agreement. You agree to pay all taxes and/or tax assessments due to be paid by you, and to indemnify the Company for any claims, costs and/or penalties caused by your failure to pay such taxes and/or tax assessments.

3. Return of Property. By signing below, you certify that you have returned to the Company by the Termination Date all confidential and proprietary information and all other property belonging to the Company, including but not limited to documents, notes, customer lists and other information or materials (and all copies), as well as any corporate cards, access cards, office keys, office equipment, laptop and desktop computers, cell phones and other wireless devices, thumb drives, zip drives and all other media storage devices.

4. Release. By signing below, you make the following promises to the Company in consideration for your receipt of benefits under this Agreement and the performance of its terms and conditions. Specifically:

(a)

You voluntarily, irrevocably, and unconditionally release and discharge the Company from any and all complaints, claims, demands, contracts, liabilities, actions, causes of action, promises, or rights of any nature whether known or unknown and whether in law or in equity which you now own or hold or have at any time owned or held against the Company arising out of or in any way connected with your employment relationship with or separation from employment at the Company and any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, resulting from any act or omission by or on the part of the Company committed or omitted on or prior to the date you sign this Agreement. Without limiting the generality of the foregoing, this release includes all claims under any federal, state or local law or regulation (as any may have been amended) relating in any manner to employment, employment discrimination, harassment or retaliation, including but not limited to: Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act; the Americans With Disabilities

Act; the Equal Pay Act; the National Labor Relations Act; the Family and Medical Leave Act; the Worker Adjustment and Retraining Notification Act; the Massachusetts Fair Employment Practices Law (Massachusetts General Laws Chapter 151B), the California Fair Employment and Housing Act, and any human rights and fair employment practices laws (whether statutory or common laws) of the state or states and localities in which you have provided services to the Company (each as amended); any and all wage and hour related claims to the maximum extent permitted by federal and state law, including but not limited to claims under the Fair Labor Standards Act, the Massachusetts Payment of Wages Act (Massachusetts General Laws Chapter 149 section 148 and 150), and the California Labor Code; claims arising from any contract, whether oral or written, express or implied; promissory estoppel; any tort, including, without limitation, misrepresentation, libel, slander, and fraud; any claim related to equity or other benefits, including claims under federal or state securities laws; and any other statutory and/or common law claim.

(b)

You specifically and expressly acknowledge that this Agreement is intended to include and extinguish all claims, known and unknown, which exist up to and including the date you sign this Agreement and which arise from your employment with or separation from employment at the Company and that no possible claim against the Company would materially affect or change your complete and voluntary acceptance of this Agreement, even if such claim were unknown at the time you signed this Agreement and discovered after that signing.

(c)

You specifically and expressly acknowledge that you are not aware of any claims against the Company, or of any violations of law, the Company’s Code of Conduct, or Company policies committed by the Company employees or agents.

(d)

The payments and benefits set forth above in Sections 1 and 2 will be complete and unconditional payment, settlement, accord and/or satisfaction with respect to all obligations and liabilities of the Company to you, including, without limitation, all claims for back wages, salary, vacation pay, draws, incentive pay, bonuses, restricted stock units, stock and stock options, commissions, severance pay, reimbursement of expenses, any and all other forms of compensation or benefits, attorney’s fees, or other costs or sums. You agree that your separation from the Company is final and that the Company has no obligation to consider you for rehire or reinstatement.

(e)

Notwithstanding anything to the contrary in this Section 4, this release does not include the release of any rights that cannot by law be released by private agreement, including but not limited those relating to unemployment compensation benefits, workers’ compensation benefits and vested 401(k) benefits. Further you are not releasing your rights to vested equity and/or any rights you have to indemnification and defense.

(f)	You acknowledge that you have read section 1542 of the Civil Code of the State of California, which in its entirety states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor.

You hereby waive any right or benefit which you have under section 1542 of the Civil Code of the State of California or any equivalent provision of any other state, to the fullest extent that you may lawfully waive such rights pertaining to this Release. Notwithstanding the above, you understand that you may retain whatever rights are otherwise preserved under law to file a charge or communicate with, or assist in any investigation or proceeding conducted by or through a state or federal administrative agency.

5.	Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967.

Because you are 40 years of age or older, you are being informed that you may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (ADEA), and by signing this Agreement:

(a)

You agree that in consideration for the payments and benefits described in Section 2 of this Agreement, which you are not otherwise entitled to receive, you specifically and voluntarily waive such rights and/or claims under the ADEA you might have against the Company to the extent such rights and/or claims arose through the date you sign this Agreement;

(b)

You acknowledge that you are hereby advised by the Company of your right to consult with an attorney prior to signing this Agreement, you have had the opportunity to review and reflect on all terms of this Agreement, and you have not been subject to any undue or improper influence interfering with the exercise of your free will to sign this Agreement;

(c)

You further acknowledge that when the Company presented you with the original draft of this Agreement, you were informed that you had at least twenty-one (21) calendar days within which to consider its terms and to consult with or seek advice from an attorney or any other person of your choosing, subject to the confidentiality provisions of Section 7 (a) below, and that you could voluntarily choose to sign this Agreement prior to the expiration of the 21-day consideration period;

(d)

You will have seven (7) additional days after you sign this Agreement to revoke it, and this Agreement will not become effective or enforceable until this revocation period has expired without your timely and proper revocation. If you choose to revoke this Agreement, you must contact Beth Grous in writing at bgrous@tripadvisor.com within the seven-day revocation period to advise her of your decision to revoke the Agreement; and

(e)	You agree that any changes, material or immaterial, will not restart the twenty-one (21) day consideration period.

6.

Construction. As used in Sections 4 and 5 of this Agreement, the “Company” includes Tripadvisor LLC and its former and present owners, parents, stockholders, predecessors, successors, assigns, agents, insurers, directors, employees, officers, subsidiaries, divisions and affiliates, and all persons acting by, under, or together with any of them.

7.	Future Conduct.

(a)

Prior to the Company’s public disclosure of this Agreement, you agree to keep its existence and terms (“Agreement-Related Information”) in the strictest confidence and not reveal, unless legally compelled to do so, any Agreement-Related Information to any persons except your immediate family, your attorney, accountant and your financial advisors (provided that they first agree for the benefit of the Company to keep Agreement-Related Information confidential), as well as taxing authorities and any agency that provides unemployment compensation. Nothing in this Section 7 shall be construed to prevent you from disclosing Agreement-Related Information to the extent required by a lawfully issued subpoena or duly issued court order; provided that you provide the Company with advance written notice and a reasonable opportunity to contest such subpoena or court order. Notably, however, nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

(b)

You agree that neither you nor anyone acting at your request or on your behalf will disparage, defame, criticize or comment in any negative manner on the business, employment or personnel practices of the Company, its parent or any of their subsidiaries or affiliates, or any of their current, former or future officers, directors, shareholders, investors, employees, representatives, agents or attorneys, except if testifying truthfully under oath pursuant to a lawful court order or subpoena or if participating in a federal, state or local agency proceeding. If you receive such a court order or subpoena, you or your attorney must provide the Company with a copy of such court order or subpoena within two (2) business days of your receipt of it, notify the Company of the content of any testimony or information to be provided and provide the Company with copies of all documents to be produced.

Regardless of the foregoing paragraph, however, nothing in this agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

(c)

You represent that no charges, complaints or actions of any kind have been filed by you or on your behalf against the Company or any of its subsidiaries or affiliates with any federal, state or local court or agency. Nothing in this Agreement or the release and waiver of claims contained in Sections 4 and 5 shall be construed to preclude you from filing a charge of discrimination with the United States Equal Employment Opportunity Commission (“EEOC”) or equivalent state or local agency, participating in or cooperating with an investigation or proceeding by the EEOC or equivalent state or local agency, or providing testimony in any proceeding before the EEOC or equivalent state or local agency. You agree that you will not be entitled to any monetary or other relief from the EEOC, state or local agency or from any court as a result of litigation brought on the basis of or in connection with such charge, investigation or proceeding.

Nothing in this Agreement prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. You do not need the prior authorization of the Company to make any such reports or disclosures and you are not required to notify the Company that you have made such reports or disclosures.

(d)

You agree to assist and cooperate with the Company and its attorneys in connection with any proceeding brought against or by the Company, in connection with any investigation of or by the Company, or in connection with any matter relating to services performed by you on behalf of the Company. You further agree to perform all acts and sign and deliver any documents that may be necessary to carry out the provisions of this paragraph. The Company will reimburse you for reasonable expenses associated with this assistance. If you receive a subpoena for documents or other information from any person whose interests are adverse to the Company (or such person’s attorney), you or your attorney must provide the Company with a copy of such subpoena within two (2) business days of your receipt of it, notify the Company of the content of any testimony or information to be provided and provide the Company with copies of all documents to be produced. Nothing in this paragraph is intended to preclude you from cooperating with or participating in any investigation by a federal, state or local agency.

For purposes of this Section 7, written notice to the Company shall be directed to: Chief Legal Officer, Tripadvisor LLC, 400 1st Avenue, Needham, MA 02494.

8.	Representations and Governing Law.

(a)

You and the Company acknowledge that in signing this Agreement they have not relied on any statements, promises or representations made by the other party except as specifically memorialized in this Agreement. This Agreement is the complete agreement of the parties on or in any way related to the subject matter addressed in the Agreement and your employment and separation from employment, and it supersedes and cancels all other previous agreements or understandings between the parties, except for the Nondisclosure, Developments and Non-Competition Agreement you executed on February 21, 2019 (referred to as the “Restrictive Covenant Agreement”). The Restrictive Covenant Agreement will remain in full force and effect in accordance with its terms; however, to the extent that any provision of this Agreement is inconsistent with the terms of the Restrictive Covenant Agreement, the terms of this Agreement shall apply. Further, for purposes of clarity, the Company understands that you are a resident of the State of California, and the non-competition provision in the Restrictive Covenant Agreement will not apply following the Termination Date. This Agreement specifically incorporates the Restrictive Covenant Agreement, and nothing herein precludes the continued enforcement of the Restrictive Covenant Agreement. This Agreement cannot be modified or rescinded except upon the written consent of both you and the Company.

(b)

If any provision of this Agreement (excluding Sections 4 and 5) is held to be unenforceable, such provision will be considered to be distinct and severable from the other provisions of this Agreement, and such unenforceability will not affect the validity and enforceability of the remaining provisions. If any provision of this Agreement is held to be unenforceable as written but may be made enforceable by limitation, then such provision will be enforceable to the maximum extent permitted by applicable law. The language of all parts of this Agreement will in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

(c)

You represent and warrant that you have the full power, capacity, and authority to enter into this Agreement and have not assigned, pledged, encumbered or in any manner conveyed all or any portion of the potential claims covered by this Agreement. This Agreement shall be binding upon you and upon your marital community, heirs, administrators, representatives and executors. This Agreement cannot be assigned by you, and it will be binding upon the Company’s successors and assigns.

(d)

The validity, performance and enforceability of this Agreement will be determined and governed by the laws of California without regard to its conflict of laws principles. Any claims or legal actions by one party against the other shall be commenced and maintained in any state or federal court located in California, and you hereby submit to the jurisdiction and venue of any such court. In any such proceeding you agree to waive trial by jury and consent to have all legal and factual matters decided by a judge.

(e)	The existence and execution of this Agreement will not be considered as an admission of any liability, violation, error, or omission by you or the Company.

(f)

This Agreement may be executed in any number of counterparts, including by facsimile, PDF or electronically, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document. The parties also agree that an executed Agreement delivered electronically through DocuSign technology or similar technology (or via facsimile, portable document format (PDF) (or similar technology), photocopy or photograph) shall be effective in the same manner and to the same extent as a manually executed Agreement.

If you agree to the foregoing, kindly sign and return the enclosed copy of this letter.

Very truly yours,

/s/ Beth Grous
Beth Grous
Chief People Officer

I REPRESENT THAT I (A) HAVE READ AND FULLY UNDERSTAND THE TERMS AND CONDITIONS OF THIS AGREEMENT; (B) HAVE HAD SUFFICIENT TIME TO CONSIDER THE AGREEMENT AND TO CONSULT ABOUT IT WITH AN ATTORNEY; AND (C) AM VOLUNTARILY AND WILLINGLY SIGNING IT.

Agreed and accepted:

/s/ Kanika Soni
Kanika Soni

Date: November 28, 2022